Form 10KSB/A, Exhibit 13
period 2000-01-31
INVU INC
filed 2000-05-18
CIK 1035039

Exhibit 10.13

                             Distribution Agreement
                             ----------------------

         Between Gem Distribution and Invu Services, Ltd. ("Company").

This agreement dated January 29, 2000 sets forth the terms and conditions under which Gem Distribution Ltd. ("Gem"), maintaining its principal place of business at Lovet Road, The Pinnacles, Harlow, Essex CM19 5TB and its registered office at Shorten Brook Way, Altham Business Park, Altham, Accrington, Lancashire, BB5 5YJ will distribute products Published by Company.


3.1 Company hereby appoints Gem the right to distribute the products produced by Company.

--------------------------------------------------------------------------------

1.1 Sales to Gem. Company agrees to sell Products (the " Products") to GEM and GEM agrees to purchase Products on the terms and subject to the conditions of this agreement.

1.2 Sale for Resale. Company sells Products to GEM on condition that they be sold by GEM to dealers of Products in the UK and EU, and that they not knowingly be sold to end users.

1.3 Barcodes and Packaging. All products must be supplied shrink-wrapped and Bar-coded to EAN Standards.
--------------------------------------------------------------------------------

2.1 Price. The price paid for products must have been previously agreed by Gem and must conform to the price stated on any purchase order received by Company.

3.2  Prices and Payment.

     (i) Prices and Price Lists: Unless otherwise agreed, all prices for Products will be listed Pounds Sterling (pound) (the "Base Prices"). COMPANY will provide a list of the Base Prices for Products (the "Base Price List"), which must be signed by Gem to be valid.

     (ii) VAT and other taxes not included: the Base Prices to not include VAT.

2.3  Payment Terms. Terms of payment will be ___ days from the date of invoice.

2.4 Settlement Discount. A settlement discount of 2.5% will be given for payment within 15 days of invoice date.

2.5 Negative Balance. Company agrees to pay back any negative balance on the gem account at request of Gem.

2.6 Rebate. Company agrees to Gem a rebate of 5% o previous quarters net business as a rebate.
--------------------------------------------------------------------------------

3.1 Stock Protection. Gem shall have the right to return 10 of the product purchased within any preceding Month for full credit.

3.2 Version Protection. In the event of an updated version of a product becoming available Gem shall have the right to return all previous versions of products purchased for exchange to the latest products.

--------------------------------------------------------------------------------

4.1 Exceptional SOR. Occasionally Gem is required to offer sale or return on products to facilitate inclusion into major accounts. Company agrees to extend this option to Gem where required, after confirmation of acceptance by Company.

--------------------------------------------------------------------------------

5.1 Base Price Increases. COMPANY may increase the Base Price for any of Company Product(s) upon not less than sixty (60) days written notice. This cannot be put into effect until signed confirmation has been received from Gem.

5.2 Base Price Decreases. COMPANY may decrease the Base Prices for any Company Product upon written notice. The decreased Bast Price(s) shall apply to all units ordered but not yet shipped on the effective date of the price decrease (the "Base Price Decrease Effective Date") and orders received after such date.

5.3 Credits for Base Price Decreases. In the event that COMPANY decreases the Base Price to be paid by GEM for any Company Product COMPANY agrees to credit the GEM purchase account with (i) the sum of the difference between
     (a) the Base Price for the Company Product immediately prior to the Base Price Decrease Effective date, and (b) the decreased Base Price for the Company Product multiplied by (ii) GEM actual inventory balance on the Base Price Decrease Effective Date of units of the Company Product purchased. (i.e. (Old Base Price - New Base Price) * (actual inventory balance)).

--------------------------------------------------------------------------------

6.1 Freight Charges. All products shall be delivered to the Gem warehouse located in Altham, Lancashire free of charge.

--------------------------------------------------------------------------------

7.1 Faulty Product. All Faulty Products returned by Gem to Company, or where a product supplied cannot be used for its intended purpose shall receive full credit.
--------------------------------------------------------------------------------

8.1 Marketing Fund. Company agrees to pay a Gem a Marketing Incentive Fund ("MIF") of 5% of the previous months Invoices. This can only be used with prior approval of Company.

8.2 Launch Costs. An Initial fee of(pound)2,500 will be requ ir for launch of product through Gem Distribution.
--------------------------------------------------------------------------------

9.1 Year 2000 Compliance: All Software provided by company to Gem must have year 2000 conformity as defined in the British Standards Institution's document DISC PD 2000. "A Definition of Year 2000 Conformity".

9.2 Year 2000 Indemnity: Company will fully indemnify Gem against any loss, damage, claim, fine, liability, cost or expense of whatever nature resulting from any software supplied by you failing to have Year 2000 Conformity.

--------------------------------------------------------------------------------

10.1 Termination. Either party can terminate this contract a not less than ninety (90) days written notice.

This agreement shall be governed and interpreted in accordance with the laws of England.

The parties have executed this Agreement as of the date below. All signed copies of this Agreement shall be deemed originals.

On behalf of Gem Distribution Ltd.                      On behalf of Company.

By:      /s/                                            By:      /s/

Title:   Commercial Director                            Title:   President

Dated:   29-1-00                                        Dated:   28/1/00